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                                                                    Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN]

December 13, 2001

AirGate PCS, Inc.
Harris Tower, Suite 1700
233 Peachtree Street, N.E.
Atlanta, Georgia 30303

Ladies and Gentlemen:

   We have acted as special counsel for AirGate PCS, Inc., a Delaware corporation (the "Company"), in connection with the Form S-8 Registration Statement (the "Registration Statement") relating to the registration of 1,107,409 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable pursuant to the terms and in the manner set forth in the AirGate PCS, Inc. Amended and Restated 2000 Long Term Incentive Plan (the "Plan").

   This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

   In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect;
(iii) the Restated Bylaws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the Shares of Common Stock under the Plan and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

   In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion letter that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

   Based upon and subject to the foregoing, we are of the opinion that the Shares of Common Stock have been duly authorized by the requisite corporate action on the part of the Company and, when issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable.

   The foregoing opinions are limited to the laws of the United States and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or sale of the Shares or the resale of the Shares.

   We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                          Very truly yours,

                                          /S/ WINSTON & STRAWN

                                          Winston & Strawn